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                                                                     EXHIBIT 2.2

                                 FIRST AMENDMENT

                                       TO

                      AGREEMENT AND PLAN OF REORGANIZATION

         This FIRST AMENDMENT to AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is made and entered into as of January 3, 2003 by and among Brocade Communications Systems, Inc., a Delaware corporation ("Parent"), Maverick Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), Rhapsody Networks, Inc., a Delaware corporation (the "Company"), Douglas M. Leone (the "Stockholder Representative"), and U.S. Bank, N.A. (the "Escrow Agent").

         WHEREAS, the parties have previously entered into that certain Agreement and Plan of Reorganization, dated as of November 5, 2002 (the "Agreement"); and

         WHEREAS, the parties wish to amend the Agreement pursuant to Section
8.3 thereof as set forth below;

         NOW, THEREFORE, the parties hereto agree as follows:

1. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Agreement. All references to the Agreement in any other agreement among the parties relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

2. Section 1.6(a)(xv) of the Agreement is hereby amended and restated to state in its entirety as follows:

                  (xv) "EXCHANGE RATIO" shall mean the Residual Proceeds divided by the Total Outstanding Shares, rounded to the nearest ten billionth (.0000000001) (with amounts .00000000005 and above rounded up).

3. Section 1.6(b)(v) of the Agreement is hereby amended and restated to state in its entirety as follows:

                  (v) The shares of Parent Common Stock to be received in connection with the Merger or to be received upon exercise of vested or unvested Company Options assumed in connection with the Merger shall be restricted such that each Stockholder may not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Parent Common Stock to be received in connection with the Merger or to be received upon exercise of

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                  vested or unvested Company Options assumed in connection with the Merger or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Parent Common Stock to be received in connection with the Merger or to be received upon exercise of vested or unvested Company Options assumed in connection with the Merger, whether any such swap or transaction is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise (collectively, the "LOCK-UP PROVISION"). The Lock-up Provision shall lapse as follows: (A) a number of shares equal to forty five percent (45%) of the shares of Parent Common Stock to be received by each Stockholder (including for the purpose of calculating the percentages in this sentence all shares subject to assumed Company Options, whether vested or unvested, and the aggregate number of additional shares that may be issued upon payment in full of the Earn-Out Payment) shall be freely tradeable and transferable upon the Closing, to the extent vested or, if forty five percent (45%) of such shares are not vested, up to forty five percent (45%) of such shares upon vesting), (B) a number of shares equal to thirty percent (30%) of the shares of Parent Common Stock to be received by each Stockholder shall be freely tradeable and transferable on the date that is six (6) months after the Closing, to the extent vested or, if thirty percent (30%) of such shares are not vested, up to thirty percent (30%) of such shares upon vesting), and (C) the remaining twenty-five percent (25%) of the shares of Parent Common Stock to be received by such Stockholder (including shares released from the escrow and shares received upon payment of the Earn-Out Payment, if any) shall be freely tradeable and transferable on the first anniversary of the Closing; provided however, that if such Stockholder is a non-officer employee of the Company at the Effective Time, then the remaining twenty-five percent (25%) of the shares of Parent Common Stock to be received by such Stockholder (including shares released from the escrow and shares received upon payment of the Earn-Out Payment, if any) shall be released from the Lock-up Provision (but not the escrow or any other restriction) on the date that is six (6) months after the Closing. Certificates that represent shares of Parent Common Stock to be received in connection with the Merger or issued upon exercise of vested or unvested Company Options assumed in connection with the Merger shall be legended to reflect the Lock-up Provision (the "LOCK-UP LEGEND").

4. This Amendment shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

6. Except as amended by this Amendment, the terms and conditions of the Agreement shall remain unchanged and the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the
Stockholder Representative have caused this First Amendment to Agreement and Plan of Reorganization to be signed by their duly authorized respective officers, all as of the date first written above.

BROCADE COMMUNICATIONS                            RHAPSODY NETWORKS, INC.
SYSTEMS, INC.

By: /s/ Antonio Canova                            By: /s/ Duston Williams
    ------------------------------------------        --------------------------

Name: Antonio Canova                              Name: Duston Williams

Title: VP, Finance and Chief Financial Officer    Title: Chief Financial Officer

STOCKHOLDER REPRESENTATIVE:                       MAVERICK ACQUISITION CORP.

/s/ Douglas M. Leone                              By: /s/ Antonio Canova
----------------------------------------------        --------------------------
Douglas M. Leone
                                                  Name: Antonio Canova

                                                  Title: Treasurer

ESCROW AGENT:

U.S. BANK, N.A.

By: /s/ Ann Gadsby
    ------------------------------------------

Name: Ann Gadsby

Title: Vice President

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